SUPPLEMENTAL INDENTURE NO. 2

This SUPPLEMENTAL INDENTURE NO. 2, dated as of July 6, 2005 (the “Supplemental Indenture”), between AMERICAN STORES COMPANY, LLC, a Delaware limited liability company and formerly a corporation incorporated under the laws of the State of Delaware, known as AMERICAN STORES COMPANY (the “Company”), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, successor trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, American Stores Company and the original trustee, The First National Bank of Chicago, entered into the Indenture, dated as of May 1, 1995 (the “Indenture”), providing for the issuance of the unsecured debentures, notes and other evidences of indebtedness of American Stores Company;

WHEREAS, pursuant to Supplemental Indenture No. 1, dated as of January 23, 2004, the Company expressly assumed the obligations of American Stores Company under the Indenture;

WHEREAS, as of the date of this Supplemental Indenture, the following debentures and notes of the Company (collectively referred to herein as the “Securities”) have been issued under the Indenture and are outstanding: (i) 8.0% Debentures due June 1, 2026; (ii) 7.9% Debentures due May 1, 2017; (iii) 7.5% Debentures due May 1, 2037; (iv) 6.5% Medium Term Notes, Series B, due March 20, 2008; and (v) 7.1% Medium Term Notes, Series B, due March 20, 2028;

WHEREAS, Section 8.1 of the Indenture provides, among other things, that the Issuer and the Trustee may enter into a supplemental indenture without the consent of the Securityholders to add to the covenants of the Issuer such further covenants, restrictions, conditions or provisions as the Issuer and the Trustee shall consider to be for the protection of the Securityholders; and

WHEREAS, in accordance with Section 8.1 of the Indenture, the Issuer wishes to enter into this Supplemental Indenture to add a covenant to the Indenture that is for the protection of the Securityholders.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

ARTICLE I

ADDITIONAL COVENANT

Section 1.1 Amendment to the Indenture. Section 3.10 shall be added to the Indenture and will state in its entirety as follows:

“Section 3.10. Parent Guarantee. Within 30 days of July 6, 2005, Issuer will cause its parent, Albertson’s, Inc. (the “Guarantor”), to unconditionally guarantee payment of the due and punctual payment of the principal of, premium, if any, and interest on the Securities, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Securities, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Securityholders or the Trustee with respect to the Securities under the terms of this Indenture (the “Guarantee”).”

Section 1.2 Form of Guarantee. The Guarantee to be executed by the Guarantor pursuant to Section 3.10 of the Indenture with respect to any Securities shall be substantially in the form attached as Exhibit A to this Supplemental Indenture.

Section 1.3 Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.1 Defined Terms; Effect of Supplemental Indenture. Capitalized terms used herein but not otherwise defined have the meanings given to them in the Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of a Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and Supplemental Indenture Construed Together. This Supplement Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 2.8 Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct of or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.11 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 2.12 Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 2 to be duly executed as of the date first written above.

AMERICAN STORES COMPANY, LLC

By: ALBERTSON’S, INC. its sole member

By: /s/ John Boyd
Name: John Boyd
Title: Group Vice President & Treasurer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: /s/ Sharon McGrath
Name: Sharon McGrath
Title: Assistant Vice President

Exhibit A

GUARANTEE

From and after July 6, 2005, the undersigned, Albertson’s, Inc. (the “Guarantor”), hereby unconditionally guarantees (this “Guarantee”) (a) the due and punctual payment of the principal of, premium, if any, and interest on the      % [Debentures] [Notes] due      (the [“Debentures”] [“Notes”]) of American Stores Company, LLC, a Delaware limited liability company and formerly a Delaware corporation known as American Stores Company (the “Issuer”), whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of and interest on the [Debentures] [Notes], if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Securityholders or the Trustee with respect to the [Debentures] [Notes] under the terms of the Indenture, dated as of May 1, 1995 (as supplemented, the “Indenture”), between American Stores Company and The First National Bank of Chicago, as trustee and (b) in case of any extension of time of payment or renewal of any [Debentures] [Notes] or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The Guarantor hereby agrees that, to the fullest extent permitted by applicable law, its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the [Debentures] [Notes] or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Securityholder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the [Debentures] [Notes] and the Indenture.

If any Securityholder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantor, any amount paid by either to the Trustee or such Securityholder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Securityholders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Securityholders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 5 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 5 of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Guarantee.

Upon satisfaction and discharge of the [Debentures] [Notes] as provided in Article 11 under the Indenture, the Guarantor will be released and relieved of any obligations under this Guarantee.

This Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the Guarantor after giving effect to all of its other contingent and fixed liabilities without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

ALBERTSON’S, INC.

By:
Name:
Title: